EXHIBITS 5 AND 23.2

December 16, 2004

HSBC Finance Corporation
2700 Sanders Road
Prospect Heights, IL 60070

RE:	REGISTRATION STATEMENT ON FORM S-3 FOR $5 BILLION OF SENIOR DEBT SECURITIES.

Ladies and Gentlemen:

     As Vice President, Deputy General Counsel-Corporate and Assistant Secretary of HSBC Finance Corporation (“HSBC Finance”), I am generally familiar with the proceedings in connection with the Registration Statement on Form S-3 of HSBC Finance as amended by Amendment No. 1 filed with the Securities and Exchange Commission (the “Commission”) on December 16, 2004, (“Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of debt securities (the “InterNotes”). The InterNotes, which constitute senior debt of HSBC Finance, will be issuable under an Amended and Restated Indenture dated as of December 15, 2004, between HSBC Finance and JPMorgan Chase Bank, N.A., as Trustee (the “Indenture”). The Indenture, or the form thereof, have been included as exhibits to the Registration Statement as filed with the Commission.

     Based upon my review of the records and documents of HSBC Finance I am of the opinion that:

1.	HSBC Finance is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.

2.	The Indenture has been duly authorized, executed and delivered by HSBC Finance and constitutes a valid and legally binding instrument of HSBC Finance enforceable in accordance with its terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity of at law).

3.	When (i) the Registration Statement filed by HSBC Finance with respect to the InterNotes becomes effective under the Securities Act, (ii) the issuance of the InterNotes have been duly authorized by the appropriate corporate action, and (iii) such InterNotes have been duly executed, authenticated, issued and delivered against payment of the agreed consideration therefor in accordance with the Indenture as described in the Registration Statement, including the Prospectus relating to the offering of the debt securities, such InterNotes will be legally and validly issued and will be the legal and binding obligations of HSBC Finance enforceable in accordance with their terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity at law).

     I hereby consent to the use of my name and my opinion in the Prospectus and any Pricing Supplement filed pursuant to Rule 430A or 424 of Regulation C of the Securities Act, in connection with the Registration Statement relating thereto, including any references to my opinions set forth in the documents incorporated by reference therein, and to the filing of this consent as an exhibit to the Registration Statement. In giving such consent I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Patrick D. Schwartz

Patrick D. Schwartz